Exhibit 99

HILLENBRAND INDUSTRIES

Press Release

HILLENBRAND INDUSTRIES ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE ADVANCED
RESPIRATORY, INC.
Acquisition Expands Hill-Rom Clinical Offering in the Respiratory Care Segment

BATESVILLE, IND., SEPTEMBER 8, 2003 —Hillenbrand Industries Inc. (NYSE:HB), a leader in the health care and funeral services industries, announced today it has signed a definitive agreement to acquire Advanced Respiratory, Inc. (Advanced Respiratory), a privately held manufacturer and distributor of non-invasive airway clearance products and systems — known as The Vest® airway clearance system. The purchase price will be $83 million, subject to certain adjustments, with additional payments not to exceed $20 million based on Advanced Respiratory achieving certain revenue growth targets. In its fiscal year ended June 30, Advanced Respiratory had approximately $45 million in revenues, up 17 percent over revenues in its prior fiscal year.

The acquisition will be funded out of Hillenbrand’s cash on hand and is expected to have a modestly accretive impact to Hillenbrand’s earnings in fiscal year 2004 and in the years beyond. The agreement is subject to regulatory clearance, approval by Advanced Respiratory’s shareholders and other closing conditions. Hillenbrand expects to close the acquisition by mid- to late-October 2003.

Frederick W. Rockwood, president and chief executive officer, Hillenbrand Industries, said, “The acquisition of this exceptional company is part of our strategy and strong commitment to expand our presence in higher-growth health care businesses.” He added that, “This acquisition represents a major step in achieving Hillenbrand’s growth strategy and it demonstrates our continuing commitment to deliver profitable growth and increase shareholder value.”

Following the completion of the acquisition, Advanced Respiratory’s operations will be part of Hillenbrand Industries’ health care subsidiary, Hill-Rom, as part of its newly formed Clinical Division, which focuses on providing non-invasive therapy products to the acute, long-term and home healthcare environment.

Ernest Waaser, president and chief executive officer of Hill-Rom said, “We are very excited about the opportunity to acquire Advanced Respiratory and to accelerate the growth of this already successful business.” He added that, “This is an outstanding addition to our portfolio of clinical products and further enhances our strength in respiratory care.”

Elden Russell, chief executive officer of Advanced Respiratory said, “There are roughly nine million Americans fighting chronic lung disorders and diseases who should be breathing easier with effective airway clearance therapy. We are delighted to become part of Hill-Rom’s growing clinical business because it will provide those patients with even greater access to the therapy they need.”

Advanced Respiratory, based in St. Paul, Minnesota, employs approximately 300 employees throughout the United States and contracts with 500 independent respiratory therapists for in-home training. The Vest system was originally developed for cystic fibrosis patients for home use, but is now also used by patients with a wide variety of respiratory diseases and conditions, such as bronchiectasis and chronic obstructive pulmonary disease. The company’s products have been marketed since 1989. These products mobilize mucus and secretions in the lungs and airways through a technology called high frequency chest wall oscillation (HFCWO).

HILLENBRAND INDUSTRIES INC.:
Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a publicly traded holding company for three major wholly owned businesses serving the funeral services and health care industries. All three subsidiaries have headquarters in Batesville. Hill-Rom Company is a recognized leader in the worldwide health care community providing sales, rentals, service and support for products including beds, therapy surfaces, stretchers, infant warmers, incubators, furniture, communication systems, medical gas management systems and headwall systems. Batesville Casket Company and Forethought Financial Services both serve the Funeral Services industry. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes, while Forethought is a leading provider of insurance and trust-based financial products and services for pre-planning funeral services.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Hillenbrand’s future plans, objectives, beliefs, expectations, representations and projections. Hillenbrand has tried, wherever possible, to identify these forward-looking statements using words such as “expects,” “expected,” “accretive,” “expand, ” “achieving,” but their absence does not mean that the statement is not forward-looking. Forward-looking statements include, without limitation, those regarding the acquisition supporting Hillenbrand’s overall goal of providing profitable growth and increasing shareholder value, the opportunity to accelerate the growth of Advanced Respiratory’s business and the opportunity to provide additional value to Hill-Rom’s customers, the accretive impact of the acquisition on Hillenbrand’s 2004 earnings, and the consummation of the acquisition of Advanced Respiratory (including the anticipated timing thereof). It is important to note that actual results could differ materially from those in any such forward-looking statements. They are not guarantees of future performance. Factors that could cause actual results to differ include but are not limited to: failure to obtain, or delays in obtaining, required regulatory or corporate approvals for the acquisition of Advanced Respiratory, non-satisfaction of other conditions to the acquisition, difficulties in integrating Advanced Respiratory’s business with Hillenbrand’s or unexpected developments adversely affecting, or unanticipated liabilities associated with, Advanced Respiratory’s business. Hillenbrand assumes no obligation to update or revise any forward-looking statements. Readers should also refer to the various disclosures made by Hillenbrand in its periodic reports on Forms 10-K, 10-Q and 8-K filed with the U.S. Securities and Exchange Commission.

CONTACTS:
Hillenbrand Industries: Investors: Wendy Wilson, Vice President, Investor Relations, 812-934-7670, News Media: Christopher P. Feeney, Director, Public Affairs & Corporate Communications, 812-934-8197, Health Care Trade Media: Kim Tipton, Director, Corporate Communications, Hill-Rom, 812-931-2314.

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